EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of the “Execution Date” set forth in Section 9.20 hereof, by and between Coastal Hillsborough Partners, L.L.P., a Florida limited liability partnership (the “Seller”) and SRI/Surgical Express, Inc., f/k/a Sterile Recoveries, Inc., a Florida corporation (the “Buyer”).

For and in consideration of Ten and No/100ths Dollars ($10.00), the purchase price and the mutual covenants and undertakings herein contained, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I. SALE AND PURCHASE

1.01. Agreement to Sell and Convey. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, subject to the terms and conditions hereinafter set forth, all of that certain parcel of land lying and being situated in Hillsborough County, Florida, and being more particularly described in Exhibit A attached hereto, together with the following:

(a) all buildings and other improvements situated thereon (collectively, the “Improvements”);

(b) all rights in and to all easements, if any, benefiting the land and the Improvements;

(c) all and singular the rights and appurtenances pertaining thereto including, but not limited to, any right, title, and interest of Seller in and to adjacent streets, roads, alleys, appurtenances, easements, rights-of-way and air, mineral, and development rights to the extent that such right, title, and interest exist;

(d) all personal property, to the extent the same may be owned by Seller and subject to the terms of Section 3.02(e) hereof, which is used in the operation of the Improvements and located thereon to the extent that any exist including, but not limited to, all HVAC equipment, burglar alarms, signage, and lighting systems (collectively, the “Personal Property”); and

(e) such other rights, interests, and properties as may be specified in this Agreement to be sold, transferred, assigned, or conveyed by Seller to Buyer.

The parcel of land described in Exhibit A, together with the Improvements, rights, interests, and other properties described above, are collectively hereinafter referred to as the “Property.”

1.02. Intentionally Deleted.

1.03. Purchase Price. The purchase price (the “Purchase Price”) to be paid by Buyer to Seller at Closing shall be the sum of Five Million Three Hundred Thousand and No/100ths Dollars ($5,300,000.00). The entire Purchase Price shall be payable at Closing in cash, in the form of a cashier’s check or by wire-transfer of readily available funds, subject to Closing adjustments as hereinafter set forth.

1.04. Closing Date. The consummation of the transaction contemplated by this Agreement (the “Closing”) shall take place in Tampa, Florida, at 10:00 A.M. in the offices of the Hill, Ward and Henderson, P.A. on December 13, 2005, or at such other place and time as Buyer and Seller mutually agree to in writing. The closing of Buyer’s purchase of the Property is herein sometimes referred to as the “Closing”, and the actual date of the Closing is herein sometimes referred to as the “Closing Date”.

1.05. Environmental Inspection. Seller acknowledges that Buyer is currently performing an environmental inspection of the Property, and, in the event, prior to Closing, such inspection reveals a violation of any federal, state, or local law, ordinance, or regulation relating to industrial hygiene or to the environmental conditions on, under, or about the Property including, but not limited to, soil and groundwater conditions, Buyer may declare this Agreement terminated by delivery of written notice thereof to Seller.

II. TITLE REQUIREMENTS, SURVEY AND PERMITTED EXCEPTIONS

2.01. Title Evidence. Within fifteen (15) days from the Execution Date, Buyer, at Buyer’s sole cost and expense, shall obtain an ALTA Owner’s Policy Form B-1970 (Rev. 10-17-70 and 10-17-84) commitment for title insurance covering the Property and issued by a title insurance underwriter selected by Buyer (the “Title Company”), which commitment (the “Title Commitment”) shall agree to issue to Buyer, upon the Closing, a title insurance policy insuring the Property without exception for any matters other than the Permitted Exceptions as hereinafter set forth in Section 2.04, together with any promulgated endorsements as may be requested by Buyer (in the event such policy cannot be delivered by the Title Company, Section 2.03 hereof shall apply). Legible copies of all documents referred to as exceptions to title in the Title Commitment shall be delivered to Buyer at the time the Title Commitment is delivered.

2.02. Survey. Buyer may, at Buyer’s option, obtain a new survey of the Property (the “Survey”). The cost and expense of the Survey shall be paid by Buyer.

Prior to the Closing, Buyer may elect to have the Survey recertified in order to cause the certification date to be closer to the Closing Date, and any subsequent change to the Property that may appear in the recertified Survey, other than the certificate date, shall be subject to the curative terms and provisions of Section 2.03 hereof

2.03. Cure of Title Defects. Buyer shall notify Seller within fifteen (15) days after receipt of both (A) the Title Commitment (together with copies of any and all exceptions noted therein) and (B) the Survey if, in Buyer’s reasonable opinion, the Title Commitment and/or the Survey discloses any matters adversely affecting the Property (the “Objections”). In the event Buyer notifies Seller of any Objections, Seller, within five (5) days after receiving the Objections from Buyer, must notify Buyer in writing that either (i) it will use good faith efforts to cure the Objections to the satisfaction of Buyer, and Seller shall have a reasonable period of time, not to exceed sixty (60) days (the “Curative Period”), within which to do so, or (ii) it is unwilling to cure the Objections. In the event Seller elects to cure the Objections but, upon the expiration of the Curative Period, Seller shall have been unable to cure the Objections as aforesaid, Buyer may, at its election, either (i) elect to proceed with the Closing without abatement or reduction of the Purchase Price, or (ii) cancel this Agreement whereupon this Agreement shall be deemed terminated and each of the parties shall be relieved of all further obligations hereunder. Buyer’s election to either proceed with Closing or to terminate this Agreement shall be made by written notice to Seller given no later than ten (10) days subsequent to the expiration of the Curative

Period. In the event Seller notifies Buyer of its unwillingness to cure the Objections, Buyer, by written notice to Seller given no later than ten (10) days after receipt of Seller’s notification, may either (i) elect to proceed with the Closing without abatement or reduction of the Purchase Price or (ii) cancel this Agreement whereupon this Agreement shall be deemed terminated and each of the parties shall be relieved of all further obligations hereunder.

Within two (2) business days prior to Closing, Buyer shall at its option update the Title Commitment (the “Updated Title Commitment”). If the Updated Title Commitment reflects any new exceptions to the title other than those reflected on the initial Title Commitment, Buyer shall notify Seller of any such exceptions which are unacceptable to Buyer, and the provisions of the preceding paragraph shall be applicable.

2.04. Permitted Exceptions. The Property shall be conveyed to Buyer subject to no liens, charges, encumbrances, easements, restrictions, exceptions or reservations of any kind or character other than (i) ad valorem taxes and assessments not yet due and payable for the year of Closing and subsequent years, (ii) zoning ordinances and other governmental rules, regulations and laws effecting the property and (iii) such other matters as may be approved in writing by Buyer or title objections waived by Buyer pursuant to Section 2.03 hereof (collectively, the “Permitted Exceptions”). Insofar as any matters which may be reflected by the Survey are concerned, Buyer expressly acknowledges that, to the extent that it accepts any such matters pursuant to Section 2.03 hereof, they may be noted with specificity on the final title insurance policy which is issued pursuant to the Title Commitment, and Buyer further agrees that, to the extent that any such matters are specifically noted as aforesaid, Seller’s Deed, as referenced below, may contain a general exception for “matters of survey”.

III. PROVISIONS WITH RESPECT TO CLOSING

3.01. Possession. Full and exclusive possession of the Property shall be delivered by Seller to Buyer on the Closing Date.

3.02. Seller’s Obligations at Closing. At the Closing, Seller shall do the following:

(a) Execute, acknowledge, and deliver to Buyer a special warranty deed (the “Deed”) conveying good, insurable, and marketable title to the Property to Buyer subject only to the Permitted Exceptions, which Deed shall be in statutory form for recording;

(b) Execute and deliver to Buyer and the Title Company a construction lien and possession affidavit in sufficient form and substance so as to allow the Title Company to remove the construction lien exception and parties-in-possession exception from the title policy and a warranty, indemnification, and hold harmless agreement against any and all claims, liens, or encumbrances on account of any of the same;

(c) Execute and deliver to Buyer an affidavit (with warranty and indemnity required to insure the gap at Closing) that there have been no changes in the condition of title from that shown in the title commitment delivered to Buyer and containing any statements needed for the Title Company to delete all standard exceptions in the title insurance policy to be delivered to Buyer;

(d) Execute and deliver to Buyer an “As Is” bill of sale for any and all Personal Property being transferred to Buyer, free and clear of all encumbrances, but without any warranty of title thereto;

(e) Execute and deliver to Buyer a closing statement;

(f) Furnish a UCC search showing that the Property is free and clear of all financing statements;

(g) Furnish all available keys to any and all doors and/or locks on the Property that are not already in Buyer’s possession;

(h) Execute and deliver instruments satisfactory to Buyer and the Title Company reflecting the proper power, good standing, and authorization for the sale of the Property from Seller to Buyer hereunder;

(i) Execute and deliver to Buyer and the Title Company a FIRPTA affidavit in form and substance acceptable to both Buyer and the Title Company;

(j) Execute and deliver a mutual release acceptable to both parties pursuant to that certain Stipulation of the Parties dated October 14, 2005; and

(k) Execute and deliver to Buyer all other documents as may be required by this Agreement.

3.03. Buyer’s Obligations at Closing. Contemporaneously with the performance by Seller of its obligations set forth in Section 3.02 above, Buyer shall:

(a) Deliver the Purchase Price to Seller as set forth in Section 1.03;

(b) Obtain a “marked up” Title Commitment pursuant to which the Title Company, within a reasonable period of time after Closing, shall issue the owner’s title insurance policy described in Section 2.01 hereof insuring fee simple title to the Property in a face amount equal to the Purchase Price and containing no exceptions other than the Permitted Exceptions;

(c) Execute and deliver to Seller a closing statement;

(d) Execute and deliver to Seller that certain mutual release; and

(e) Execute and deliver to Seller all other documents as may be required by this Agreement.

3.04. Closing Costs.

(a) Seller shall pay only the following costs and expenses in connection with the Closing:

(i) Its costs of document preparation and its attorneys’ fees.

(b) Buyer shall pay the following costs and expenses in connection with the Closing:

(i) All documentary stamps in connection with the conveyance of the Property;

(ii) The premium payable for the owner’s policy of title insurance and all attendant title search costs;

(iii) Recording fees in connection with those instruments necessary to render title acceptable to Buyer;

(iv) Recording fees in connection with the Deed;

(v) The cost of the Survey; and

(vi) Its cost of document preparation and its attorneys’ fees.

IV. AFFIRMATIVE COVENANTS, WARRANTIES AND REPRESENTATIONS OF SELLER

4.01. Covenants, Warranties and Representations. Seller expressly covenants, warrants, and represents the following matters:

(a) Adverse Information. Seller has received no notice of any change contemplated in any applicable laws, ordinances, zoning, or restrictions, or of any judicial or administrative action or of any action by adjacent landowners that would prevent, limit or impede Buyer’s use of the Property. Seller has not received any notices from any insurance company or by any board of fire underwriters (or any other body exercising similar functions) of any defects or inadequacies in the Property or the Improvements that would materially and adversely affect the insurability of the Property or the Improvements or the premiums for the insurance on the Property or requesting the performance of any repairs, alterations, or other work that has not been complied with.

(b) Compliance With Laws. Seller has received no notice of any violation of any applicable laws, ordinances, regulations, statutes, rules, conditions, agreements, declarations, or restrictions pertaining to and affecting the Property.

(c) Condemnation. To Seller’s knowledge, there is no pending or threatened condemnation or similar proceeding affecting the Property or any portion thereof.

(d) Authorization.

(i) Seller (a) is a limited liability partnership duly organized, validly existing, and in good standing under the laws of the State of Florida, (b) has the power and authority to carry on its business as now conducted, and (c) has the power and authority to execute and deliver this Agreement, the deed, and all other instruments to be executed and delivered by Seller in connection herewith and therewith, and to perform all of its obligations hereunder.

(ii) The execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder (a) have been duly authorized by all requisite partnership action, (b) will not violate or be in conflict with any of the terms, conditions, or provisions of Seller’s partnership agreement, or any law, order, rule, regulation, ordinance, code, or decree of any court or governmental authority, (c) will not result in a breach of or constitute (with or without the giving of notice or the passage of time, or both) a default under any indenture, agreement, or other instrument to which Seller is a party or by which Seller or any of its properties or assets may be bound, and (d) will not result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon Buyer or the Property.

(iii) No consent, approval, or authorization of or registration, declaration, or filing with any governmental authority is required in connection with the valid execution of this Agreement or the performance of any of the transactions required or contemplated hereby or, if required, such consent, approval, authorization, or registration, declaration, or filing has been or shall have been obtained prior to the Closing Date.

(e) Rights of Acquisition. No other person, firm, corporation, or other entity has any right or option to acquire the Property or any portion thereof or any interest therein. Further, Seller shall deal exclusively with Buyer regarding the acquisition of the Property and shall neither negotiate for, nor enter into, a “back-up” contract for the Property with any other party during the term of this Agreement.

(f) Parties in Possession. There are no parties in possession of any part of the Property, whether as lessees, tenants at sufferance, trespassers or otherwise, except for Buyer pursuant to that certain Net Net Net Single Tenant Building Lease by and between Seller as landlord and Buyer as tenant dated February 25, 2000 (the “Lease”).

(g) Litigation. There are no legal actions, suits, or other legal or administrative proceedings, pending or threatened, against the Property, or against Seller and affecting the Property or against any third party known to Seller affecting the Property, and Seller is not aware of any facts that might result in any such action, suit or other proceedings, other than the that certain litigation between the parties hereto (Case No. 04 04193, Division H, in the Circuit Court of the Thirteenth Judicial Circuit in and for Hillsborough County, Florida), which the parties acknowledge was settled pursuant to that certain Stipulation of the Parties dated as of October 14, 2005.

(h) No Service Contracts. There are no employment contracts, service contracts, maintenance contracts, equipment contracts or operating agreements in existence to which Seller is a party with respect to the Property.

4.02. Disclosures. The foregoing covenants, representations, and warranties are true and are in full force and effect and binding on Seller, as of the date hereof and shall be in full force and effect and deemed to have been automatically reaffirmed and restated by Seller in their entirety as of the date and time of Closing except for any changes in any foregoing representation or any breach of a foregoing warranty or agreement that occurs and is disclosed by Seller to Buyer expressly and in writing at any time and from time to time prior to Closing promptly upon their occurrence (the “Disclosures”), which Disclosures shall thereafter be updated by Seller to the date of Closing. Any Disclosure shall be in writing and shall be delivered in accordance with Section 9.02 below. If any change in any foregoing representation or any breach of a foregoing warranty or agreement occurs, and Seller does not cure all such changes and breaches prior to Closing, then notwithstanding anything herein to the contrary, Buyer may either (i) close and consummate the transaction contemplated by this Agreement; or (ii) terminate this Agreement by notice to Seller, and thereafter the parties hereto shall have no further rights or obligations hereunder whatsoever except for such rights or obligations that, by the express terms hereof, survive any termination of this Agreement.

V. RISK OF LOSS

5.01. Risk of Loss by Casualty. The risk of loss or damage to the Property by fire, casualty, or otherwise (except condemnation, which is provided for in Section 5.02 hereof), prior to Closing, is governed by the terms of the Lease, which shall remain in full force and effect until Closing hereunder.

5.02. Risk of Loss by Condemnation. All risk of condemnation of the Property or any Improvements thereon, and the loss therefrom, prior to the Closing is assumed by Seller. In the event of condemnation, Buyer may, at its option, elect to terminate this Agreement and this Agreement shall thereafter be null and void, or Buyer may elect to close the transaction in which case it shall be entitled to all condemnation proceeds.

VI. PROVISION WITH RESPECT TO FAILURE OF TITLE AND DEFAULT

6.01. Default by Seller. In the event Seller fails to comply with any of its obligations or conditions hereunder, Buyer shall have the right to cancel this Agreement or seek the specific performance of this Agreement. The foregoing shall be Buyer’s sole and exclusive remedies in the event of a default by Seller hereunder, provided, however, notwithstanding anything in this Section 6.01 or in this Agreement to the contrary, the foregoing provisions of this Section shall not limit Buyer’s right to seek damages against Seller and avail itself of all remedies afforded to it by law or in equity in the event of: (a) an intentional breach or intentional misrepresentation by Seller of the representations, covenants and warranties made by Seller in this Agreement, or (b) a willful and bad faith refusal by Seller to close the transaction contemplated by this Agreement in strict accordance with the terms and conditions hereof.

6.02. Default by Buyer. In the event Buyer should fail to consummate the transaction contemplated herein for any reason except for any permissible reasons set forth herein or Seller’s default, Seller may, as its sole and exclusive remedies hereunder, either: either: (a) terminate this Agreement, in which case the Lease shall remain in full force and effect, or (b) seek specific performance of this Agreement.

6.03. Attorneys’ Fees and Costs. In the event of any litigation between the parties arising out of this Agreement or the collection of any funds due Buyer or Seller pursuant to this Agreement, the prevailing party shall be entitled to recover all costs incurred, including, without limitation, reasonable attorneys’ and paralegals’ fees and costs, whether such fees and costs are incurred at trial, on appeal, or in any bankruptcy or post-judgment proceedings. The provisions of this Section 6.03 shall survive the Closing. The terms of this Section 6.03 shall apply only to litigation related to the rights and obligations of the parties under this Agreement and to no other existing or potential litigation between the parties.

VII. BROKERAGE COMMISSIONS

7.01. Broker. Seller and Buyer warrant each to the other that they have not dealt with any real estate broker or salesperson with regard to this transaction. Buyer agrees to indemnify and hold Seller harmless from any and all commissions claimed by any broker or third party, arising by virtue of this transaction whose commissions might legally arise from acts of Buyer. Seller agrees to indemnify and hold Buyer harmless from any and all commissions claimed by any broker or third party arising by virtue of this transaction whose commissions might legally arise from acts of Seller.

VIII. ESCROW

8.01. Intentionally deleted.

IX. OTHER CONTRACTUAL PROVISIONS

9.01. Assignment. This Agreement may be assigned by Buyer to any affiliate of Buyer without the prior written consent of Seller. At Seller’s option and at no expense to Buyer, Seller may assign its interest and close the transaction contemplated hereby so as to qualify as a “like kind exchange” for purposes of §1031 of the Internal Revenue Code. Buyer shall cooperate to effectuate such an exchange, provided, however, Buyer shall not be required to take title to any real property other than the Property.

9.02. Notices. All notices which are required or permitted hereunder must be in writing and shall be deemed to have been given, delivered or made, as the case may be (notwithstanding lack of actual receipt by the addressee) (i) upon hand delivery, (ii) three (3) business days after having been deposited in the United States mail, certified or registered, return receipt requested, sufficient postage affixed and prepaid, (iii) one (1) business day after having been deposited with an expedited, overnight courier service (such as by way of example but not limitation, U.S. Express Mail, Federal Express or Airborne), or (iv) upon delivery of a facsimile transmission which is confirmed on the sender’s facsimile machine as having been sent to the recipient at the proper telecopy number, addressed to the party to whom notice is intended to be given at the address set forth below:

Buyer:	SRI/Surgical Express, Inc.
12425 Race Track Road
Tampa, Florida 33626
Attn:
Telephone Wallace D. Ruiz No.: (813) 891-9550
Telecopy No.: (813) 818-9076

With a copy to:	Thomas N. Henderson III, Esq.
Hill, Ward & Henderson, P.A.
3700 Bank of America Plaza
101 East Kennedy Boulevard
Tampa, Florida 33602
Telephone No.: (813) 221-3900
Telecopy No.: (813) 221-2900

Seller:	Coastal Hillsborough Partners, L.L.P.
3248 Masters Drive
Clearwater, Florida 33761
Telephone No.: (727)
Telecopy No.: (727)
Attn: Joel Traub

With a copy to:	Johnson, Pope, Bokor, Ruppel & Burns, LLP
911 Chestnut Street
Clearwater, FL 33756
Telephone No.: (727) 461-1818
Telecopy No.: (727) 441-8617
Attn: Troy J. Perdue, Esq.

The failure by any party to deliver a courtesy copy as referenced above shall not constitute a default under the terms of this Agreement nor shall it create a defect in any notice which is otherwise properly given. Furthermore, it is agreed that, if any party hereto is represented by legal counsel, such legal counsel is authorized to deliver written notice directly to the other party on behalf of his or her client, and the same shall be deemed proper notice hereunder if delivered in the manner hereinabove specified.

Any party hereto may, at any time by giving ten (10) days written notice to the other party hereto, designate any other address in substitution of the foregoing address to which such notice shall be given and other parties to whom copies of all notices hereunder shall be sent.

9.03. Entire Agreement. This Agreement embodies and constitutes the entire understanding among the parties with respect to the transaction contemplated herein, and all prior or contemporaneous agreements, understandings, representations, and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged, or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge, or termination is sought, and then only to the extent set forth in such instrument.

9.04. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Any litigation between Buyer and Seller shall be commenced in a court of competent jurisdiction in Hillsborough County, Florida, and both Buyer and Seller waive venue outside such county.

9.05. Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

9.06. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns.

9.07. Interpretation. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and neuter and vice versa. The titles of paragraphs, sections and subsections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein.

9.08. Severability. In case any one or more of the provisions contained in the Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect or as applied to any circumstances, such invalidity, illegality or unenforceability shall not affect any other provision hereof or the effect thereof as otherwise applied, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

9.09. Time. Should any period of time specified herein end on a Saturday, Sunday or national banking holiday, the period of time shall automatically be extended to 5:00 P.M. of the next full business day. For purposes of this Agreement, a “business day” as used herein shall mean any day which is not a Saturday, Sunday or a national banking holiday.

Whenever this Agreement makes reference to a time period which begins on or lasts for a time “from”, “following” or “after” a certain date, it is expressly understood and agreed that the words “from”, “following” and “after” do not imply or impute the word “including” so that no such time frames shall include such date.

9.10. No Waiver. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof.

9.11. United States Treasury Regulations - Foreign Corporations. Seller represents to Buyer that Seller is not a “foreign person,” as such term is defined in Section 1.897-1(k), United States Treasury Regulations, and that, accordingly, the transactions contemplated in this Agreement are not subject to the withholding requirements imposed by Section 1445 of the United States Internal Revenue Code of 1986, as amended (the “Code”). At the Closing, Seller agrees to execute and deliver to Buyer such certifications as Buyer’s counsel and Title Company may request in order to insure that Seller and Buyer have complied with the requirements of Section 1445 of the Code. In the event Seller fails to execute and deliver the requested certifications, or in the event Seller otherwise fails to establish that the transaction is not subject to the withholding requirements of said Section 1445, Buyer is hereby authorized to deduct and withhold a tax equal to ten percent (10%) of the amount realized by Seller or such lesser amount which may be established by agreement with the United States Internal Revenue Service (the “IRS”) and to remit such tax directly to the IRS.

9.12. IRS Reporting Requirements. Seller and Buyer acknowledge and agree that Section 6045(e) of the Code requires that notice of the sale and purchase of the Property described in this Agreement be provided to the IRS by preparation of and filing with the IRS of IRS Form 1099-S; and further, Seller and Buyer agree to furnish and provide to the Title Company any and all information that the Title Company may require in order for the Title Company to (a) comply with all instructions to the IRS Form 1099-S in the preparation thereof, and (b) prepare and timely file with the IRS said IRS Form 1099-S with respect to this transaction.

9.13. Prohibited Transaction. Seller and Buyer each represent and warrant to the other that it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by the United States Department of the Treasury as a “Specially Designated National” or “Blocked Person,” or for or on behalf of any person, group, entity, or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that they are not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity, or nation. Each party shall indemnify the other against any claim or loss resulting from an asserted inaccuracy in its representation of the statement set forth in the preceding sentence and the terms of this Section shall survive Closing.

9.14. Construction of Terms. This Agreement shall not be construed more strictly against one party than against the other by virtue of the fact that initial drafts may have been prepared by legal counsel for one of the parties, it being recognized that this Agreement and any related instruments are the product of extensive negotiations between the parties hereto and that both parties hereto have contributed substantially and materially to the final preparation of this Agreement.

9.15. Jury Trial Waiver. Seller and Buyer each knowingly, voluntarily and intentionally waive any right to which either of them may have to a trial by jury with respect to any litigation or legal proceeding based upon or arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement including, by way of example but not limitation, any course of conduct, course of dealings, verbal or written statements or acts or omissions of either party which in any way relate to this Agreement. Furthermore, Seller and Buyer agree that they will not seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot or has not been waived.

9.16. Execution of Documents. Each party covenants and agrees that it will at any time and from time to time do such acts and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such documents as may be reasonably requested by the parties or the title insurance company issuing the Title Commitment or that may be necessary to carry out fully and effectuate the transaction herein contemplated and to convey good and insurable title to the Property.

9.17. Survival. Notwithstanding any references contained in this Agreement to the effect that, upon a termination of this Agreement, this Agreement shall be null and void and that the parties hereto shall thereafter have no further rights or obligations hereunder, and unless a specific representation and/or warranty is specifically stated to expire within a certain period of time in which event any such specific limitation shall control, all agreements on the part of one party to indemnify the other party shall survive any such termination of this Agreement and shall be continuing obligations after such termination hereof. Furthermore, the provisions of all sections of this Agreement (including, but not limited to any and all representations and warranties set forth herein) that, from their sense and context are intended to survive the Closing or termination of this Agreement in order for them to be effectual and have the meaning intended by the parties, shall so survive and shall not be merged in to the deed of conveyance or any other Closing document from Seller to Buyer at Closing, irregardless of whether a specific provision to this effect has heretofore been incorporated into this Agreement.

9.18. Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

9.19. Counterpart Execution and Facsimiles. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall constitute an original, and such counterparts together shall constitute one and the same instrument. Signature and acknowledgment pages, if any, may be detached from the counterparts and attached to a single copy of this document to physically form one document. Facsimile copies of this Agreement and the signatures thereon shall have the same force and effect as if the same were original documents.

9.20. Execution Date. The “Execution Date” of this Agreement shall be the date on which the last of Seller and Buyer shall sign the same.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

WITNESSES:	SELLER:

COASTAL HILLSBOROUGH PARTNERS, L.L.P., a Florida limited liability partnership

/S/ ROBYN A. MOEHRING	By:	/S/ JOEL TRAUB
Printed Name: Robyn A. Moehring	Name:	Joel Traub
	Title:	Partner
/S/ TROY PERDUE
Printed Name: Troy Perdue	Dated: December 12, 2005

WITNESSES:	BUYER:

SRI/SURGICAL EXPRESS, INC., f/k/a Sterile Recoveries, Inc., a Florida corporation

/S/ TARA KOCH	By:	/S/ WALLACE D. RUIZ
Printed Name: Tara Koch		Wallace D. Ruiz, Senior Vice President
and Chief Financial Officer
/S/ DENSE SKILLMAN
Printed Name: Denise Skillman	Dated: December 13, 2005

EXHIBIT A

LEGAL DESCRIPTION

A portion of Section 7, Township 28 South, Range 17 East, Hillsborough County, Florida, being further described as follows:

From the South 1/4 corner of Section 7, Township 28 South, Range 17 East, Hillsborough County, Florida, thence N 01 degrees 22’ 47” W, 1360.45 feet to the centerline of a 200 foot Tampa Electric Company easement; thence S 88 degrees 56’ 37” W along said centerline, a distance of 382.04 feet; thence N 09 degrees 51’ 42” E, 924.18 feet to the Point of Beginning; thence continue N 09 degrees 51’ 42” E, 396.01 feet to the Southerly right-of-way line of Race Tract Road (also known as Tampa Shores Road, being a 66 foot right-of-way); thence N 47 degrees 27’ 31” E, 573.00 feet along said Southerly right-of-way line of Race Track Road; thence S 09 degrees 52’ 42” W, 850.01 feet; :thence N 80 degrees 08’ 18” W, 349.59 feet to the Point of Beginning.

LESS AND EXCEPT that portion thereof conveyed to Hillsborough County by virtue of Warranty Deed recorded in Official Records Book 11096, Page 1778.